August 27, 1999

Mr. Dan Hanlon
Mr. Dave Hanlon
Ms. Jennie Hanlon
Excelsior-Henderson Motorcycle Manufacturing Company
805 Hanlon Drive
Belle Plaine, MN 56011

Dear Dan, Dave and Jennie:

    This letter is to follow-up our discussion regarding our involvement with Excelsior-Henderson. We have enjoyed the opportunity to better understand the company, its challenges and its opportunities during the last two weeks. In the future, our approach will be to act as both management and consultants to your company as we address the company's operational and financial position and work with you to improve the performance of the company. Based on all of our meetings and discussions, we see this engagement and our activities within Excelsior-Henderson as follows:

Advisory Roles:

    Jack Thornton will be named president and chief operating officer of the company and will render services to Excelsior-Henderson as president and chief operating officer on a full-time basis. In addition to the day-to-day management of the company, Platinum Management will provide the following additional consulting services as requested by Excelsior-Henderson from time to time for no additional fee:

  •
  Personal and corporate strategic planning consulting services provided by Dean Bachelor

  •
  Sales and marketing consulting services provided by Steve Coleman

  •
  Merchandise promotion consulting services provided by Gary Clark

  •
  Accounting consulting services provided by Glaydon Iverson

  •
  Manufacturing consulting services provided by Bruce Mallory

Compensation:

    Retainer:

    Payment for all of the above services will be at the rate of $15,000 every other week, starting on the next salaried payroll date. The minimum number of retainer payments shall be 12 ($180,000), unless Platinum terminates this agreement prior to the date on which the twelfth payment is due. These advisory retainer payments are not refundable and are not contingent upon the completion of any transaction. Normally, we receive, as our advance retainer, two payments upon acceptance of this agreement; however, considering the company's current financial condition and cash flow position, Platinum Management is willing to accept three (3) BigX motorcycles as the advance retainer, in lieu of the advance retainer. Excelsior-Henderson agrees to pay for any reasonable out-of-pocket expenses which may be incurred. Platinum Management will obtain the prior approval of the company for any expenses in the aggregate, for which it intends to seek reimbursement in excess of $5,000. Platinum acknowledges that it has previously received a payment of $20,000 for its initial research on Excelsior-Henderson referenced above.

    Warrants:

    Excelsior-Henderson shall issue to Platinum Management, LLC, contemporaneous with the acceptance of this agreement, five year warrants for the purchase of 214,170 shares of common stock of the company, exercisable at a price equal to the closing bid price of the company's common stock on the date of the execution of this agreement. The exercise price shall be in all respects adjusted for changes in the capital structure of Excelsior-Henderson including dividends of common stock, reclassifications or recapitalizations and stock splits. The warrants shall vest as to 60% of the number of shares subject to the warrants during the first year that this agreement is in effect, with 15% of such 60% vesting each quarter of such first year. The remaining 40% of the number of shares subject to the warrants shall vest during the second year this agreement is in effect, with 10% of such 40% vesting each quarter of such second year.

Termination:

    This agreement is for an initial period of six months, subject to an extension by mutual agreement by the parties. Either party can terminate the agreement by 15 days written notice to the other party. If this agreement is terminated by Excelsior-Henderson before the sixth month, the earned unpaid retainer amounts are immediately due and payable.

Indemnity:

    In consideration for Platinum Management undertaking this assignment, the company agrees to indemnify and hold harmless Platinum Management and its associates against all charges or legal actions taken against us while acting as consultants to your company, other than as to matters where Platinum Management or its associates have been grossly negligent in their duties hereunder, or due to fraud or malfeasance have breached their obligations to Excelsior-Henderson under this agreement.

Arbitration and Governing Law:

    Any claim or dispute arising out of this agreement shall be submitted to binding and non-appealable arbitration by the American Arbitration Association (AAA) in Minneapolis, Minnesota, under the commercial rules in effect for the AAA. Notwithstanding this provision, appropriate injunctive relief may be sought by either party. This agreement shall be governed by the laws of the State of Minnesota.

Notices:

    Any notices given under this agreement shall be in writing and shall be mailed or delivered to Excelsior-Henderson at 805 Hanlon Drive, Belle Plaine, MN 56011, Attention: Dave Hanlon and to Platinum Management, LLC at 9855 West 78th Street, Suite 50, Eden Prairie, MN 55344, Attention: Dean Bachelor.

    Please countersign this agreement below and return it, keeping a copy for your file. We look forward to working with you on this important project.

Very truly yours,

Dean Bachelor	EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY
By: Platinum Management, LLC	By: Dave Hanlon, Co-Founder, Co-Chair, Co-CEO	By: Dan Hanlon, Co-Founder, Co-Chair, Co-CEO
By: Jennie Hanlon, Co-Founder, Spiritual Road Crew Leader